                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-57334

                              TELENETICS CORPORATION

                 PROSPECTUS SUPPLEMENT DATED JUNE 19, 2001
                    TO PROSPECTUS DATED APRIL 30, 2001

         The prospectus of Telenetics Corporation dated April 30, 2001 is supplemented to include the following revised subsections of the "Selling Security Holders" disclosure that begins at page 9 of that prospectus. These revisions reflect the allocation of an aggregate of 355,666 shares of common stock that were registered on June 19, 2001 on a Form S-3 registration statement (registration no. 333-63378), or the New Registration Statement, for resale by various selling security holders upon conversion of shares of Series A Convertible Preferred Stock, or Series A Stock.

                            SELLING SECURITY HOLDERS

SHARES OFFERED

     SERIES A STOCK

         On October 31, 2000, we entered into a securities purchase agreement, or the May Davis Securities Purchase Agreement, under which we sold an aggregate of 110 shares of Series A Stock to 21 accredited investors. The shares of Series A Stock are convertible into shares of common stock and redeemable under the circumstances and upon the terms provided in the certificate of designations of the Series A Stock, as described in Part II, Item 5 "Market For Common Equity And Related Shareholder Matters" of amendment no. 1 to our annual report on Form 10-KSB for the year ended December 31, 2000.

         As of the date of the below table, the outstanding shares of Series A Stock were convertible into an aggregate of approximately 1,970,620 shares of common stock. However, under the terms of a registration rights agreement that we entered into in connection with the May Davis Securities Purchase Agreement, we initially registered 3,499,999 shares of common stock for resale by holders of Series A Stock following conversion of the Series A Stock, regardless of the number of shares into which the outstanding shares of Series A Stock were convertible as of the date of the table. Under the New Registration Statement, we registered an additional 355,666 shares of common stock for resale by holders of Series A Stock following conversion of the Series A Stock. The 3,855,665 shares of common stock registered for resale by holders of Series A Stock have been allocated among the holders of Series A Stock as shown in the "Shares of Common Stock Being Registered" column of the below table.

BENEFICIAL OWNERSHIP CALCULATIONS

         The following table sets forth information as of March 14, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering by each of the selling security holders. The following calculations of beneficial ownership are based upon 16,988,081 shares of common stock outstanding as of the date of the table. Except as described above, beneficial ownership and, accordingly, percent of class ownership, is calculated according to Securities and Exchange Commission Rule 13d-3.

         Except as described above, beneficial ownership of common stock in each case includes shares issuable to a selling security holder upon exercise of outstanding options and warrants and upon conversion of outstanding shares of Series A Stock and convertible promissory notes to the extent those instruments are exercisable or convertible by the selling security holder within 60 days following the date of the table. As described above, due to our contractual obligation or other agreement to register for resale shares of common stock issuable upon conversion or exercise of instruments that are not convertible or exercisable in full within 60 days following the date of the table, the number of shares being registered for a selling security holder may exceed the number of shares that were beneficially owned by that holder as of the date of the table.

                             Page 1 of 4


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         Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have indicated to us that they have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except for Harvey Bibicoff, who is a principal of Bibicoff & Associates, Inc., our prior shareholder relations firm, none of the selling security holders or their affiliates has had any position, office or other material relationship with us during the past three years.

                                                                                NUMBER OF
                                                                                SHARES OF
                                      SHARES OF COMMON                          COMMON STOCK         PERCENTAGE
                                     STOCK BENEFICIALLY      SHARES OF       BENEFICIALLY OWNED     BENEFICIALLY
        NAME AND ADDRESS OF            OWNED PRIOR TO      COMMON STOCK            AFTER           OWNED AFTER
      SELLING SECURITY HOLDER           THIS OFFERING     BEING REGISTERED      OFFERING(1)           OFFERING
      -----------------------           ------------      ----------------      -----------           --------
The May Davis Group, Inc.........           24,333(2)          24,333(2)                --              --
Butler Gonzalez LLP..............           15,000(2)          15,000(2)                --              --
Mark Angelo......................           24,333(2)          24,333(2)                --              --
Joseph Donahue...................           24,335(2)          24,335(2)                --              --
Hunter Singer....................           24,333(2)          24,333(2)                --              --
Robert Farrell...................           24,333(2)          24,333(2)                --              --
Michael Vulcano..................           10,000(2)          10,000(2)                --              --
Adam Mayblum.....................           19,000(2)          19,000(2)                --              --
Hong Zhu.........................           60,500(2)          60,500(2)                --              --
Jason Goldstein..................            2,000(2)           2,000(2)                --              --
Lawrence Cohen...................            1,000(2)           1,000(2)                --              --
James Gonzales...................           11,500(2)          11,500(2)                --              --
Mark Bergman.....................           24,333(2)          24,333(2)                --              --
Harvey Bibicoff..................          713,265(3)         396,765(4)           316,500            1.86%
Sandra Nitz......................           25,988(5)          19,702(6)             6,286              *
Paul Springer....................            7,500(7)           7,500(7)                --              --
Linda Berglas....................            7,500(7)           7,500(7)                --              --
Bear Stearns, as Custodian for IRA
   Rollover Account for
   Peter K. Nitz.................          105,503(5)          79,832(8)            25,671              *
David Landau.....................           11,750(9)           3,750(7)                --              --
Hillary Bibicoff.................            3,750(7)           3,750(7)                --              --
Jerome Niedfelt..................           82,536(10)         82,536(10)               --              --
Kenneth S. Hiniker, TTEE Ken
  Hiniker Inter Vivos Trust Dated
  04/02/85.......................          116,036(11)         82,536(10)           33,500              *
Stilger Realty...................           41,268(12)         41,268(12)               --              --
Scott Lyng.......................            8,254(13)          8,254(13)               --              --

                             Page 2 of 4

                                                                                NUMBER OF
                                                                                SHARES OF
                                      SHARES OF COMMON                          COMMON STOCK         PERCENTAGE
                                     STOCK BENEFICIALLY      SHARES OF       BENEFICIALLY OWNED     BENEFICIALLY
        NAME AND ADDRESS OF            OWNED PRIOR TO      COMMON STOCK            AFTER           OWNED AFTER
      SELLING SECURITY HOLDER           THIS OFFERING     BEING REGISTERED      OFFERING(1)           OFFERING
      -----------------------           ------------      ----------------      -----------           --------
Abla Dawani......................          340,715(14)        340,715(14)               --              --
Stewart Adams, Ltd...............           18,750(15)         18,750(15)               --              --
Terry L. Conner and
  Carol S. Conner................           17,915(16)         32,071(16)               --              --
Nathan Eisen.....................           89,574(16)        223,799(16)               --              --
Kenneth E. Rogers................           17,915(16)         49,342(16)               --              --
Timothy Borne and Ann Borne......          179,147(16)        366,024(16)               --              --
Marvin Strauss...................          107,488(16)        238,400(16)               --              --
Keyway Holding Company...........          179,147(16)        318,182(16)               --              --
Rance Merkel.....................          134,360(16)        258,101(16)               --              --
Kwok Leung Lai...................          179,147(16)        318,182(16)               --              --
Lam King Shan....................          358,295(16)        636,364(16)               --              --
John McCarthy....................           44,787(16)        109,362(16)               --              --
Stephen Melges...................           44,787(16)        123,359(16)               --              --
Wei Z. Yen.......................           98,531(16)        175,000(16)               --              --
Peter Che Nan Chen...............          268,721(16)        477,273(16)               --              --
Ronald Horner....................           17,915(16)         49,342(16)               --              --
Jerry Chang......................           53,744(16)        117,472(16)               --              --
Milan Tyburec....................           17,915(16)         40,005(16)               --              --
Bonney Goldstein.................           17,915(16)         37,978(16)               --              --
Denise Koto and Vernon Koto......           17,915(16)         49,342(16)               --              --
Jon Cummings.....................           17,915(16)         45,158(16)               --              --
Sui Wa Chau......................           89,574(16)        159,091(16)               --              --
Glen Keyser......................           17,915(16)         31,818(16)               --              --
Roy Albano.......................            4,400(17)         22,000(17)               --              --
Rebecca Barrera..................            2,000(17)         10,000(17)               --              --
Brett Bleacher...................            4,000(17)         20,000(17)               --              --
Larry Calkins....................            3,000(17)         15,000(17)               --              --
James Edwards....................            9,000(17)         45,000(17)               --              --
Fred Harper......................            5,000(17)         25,000(17)               --              --
California Integration
  Coordinators, Inc..............          147,990(18)        147,990(18)               --              --
Miyuki Hirano....................           12,000(17)         30,000(17)               --              --
Tooru Mochida....................           32,000(17)         80,000(17)               --              --
Nathaniel O. Ribelin.............            8,200(19)         20,000(17)              200              *
Joseph R. Salazar................            8,000(17)         20,000(17)               --              --
Mark W. Slobodnik................            6,000(17)         15,000(17)               --              --
Daniel A. Blattman...............           46,849(20)         47,278(20)               --              --
Coleman and Company Securities,
  Inc............................          150,000(21)        150,000(21)               --              --

                             Page 3 of 4

                                                                                NUMBER OF
                                                                                SHARES OF
                                      SHARES OF COMMON                          COMMON STOCK         PERCENTAGE
                                     STOCK BENEFICIALLY      SHARES OF       BENEFICIALLY OWNED     BENEFICIALLY
        NAME AND ADDRESS OF            OWNED PRIOR TO      COMMON STOCK            AFTER           OWNED AFTER
      SELLING SECURITY HOLDER           THIS OFFERING     BEING REGISTERED      OFFERING(1)           OFFERING
      -----------------------           ------------      ----------------      -----------           --------

Lynne Pellegrino.................           40,000(21)         40,000(21)               --              --
Angela Metelitsa.................           10,000(21)         10,000(21)               --              --
Peter E. Salas, as General
  Partner of Dolphin Offshore
  Partners, L.P..................        4,981,987(22)        776,471(22)        4,205,516           20.47%
Michael N. Taglich...............           88,027(23)         27,732(23)           60,295              *
Robert F. Taglich................           88,024(23)         27,730(23)           60,294              *
Shadow Capital LLC...............           84,032(23)         55,461(23)           28,571              *
Taglich Brothers, D'Amadeo, Wagner
  & Company, Incorporated........          191,327(23)        110,925(23)           57,143              *
-------------------------

*     Represents less than 1%.
(1)   Assumes all shares of class being offered are sold.
(2)   Represents shares of common stock underlying May Davis Warrants.
(3) Represents 461,500 shares of common stock issued and outstanding and 251,765 shares of common stock underlying warrants.
(4) Represents 200,000 Settlement Shares, 90,000 shares of common stock underlying Settlement Warrants and 106,765 shares of common stock underlying April 1999 Warrants.
(5)   Represents shares of common stock underlying warrants.
(6) Represents 7,500 shares of common stock underlying Settlement Warrants and 12,202 shares of common stock underlying April 1999 Warrants.
(7)   Represents shares of common stock underlying Settlement Warrants.
(8) Represents 30,000 shares of common stock underlying Settlement Warrants and 49,832 shares of common stock underlying April 1999 Warrants.
(9) Represents 8,000 shares of common stock issued and outstanding and 3,750 shares of common stock underlying Settlement Warrants.
(10) Represents 62,536 shares of common stock underlying Notes and 20,000 shares of common stock underlying Note Warrants.
(11) Represents 62,536 shares of common stock underlying Notes, 20,000 shares of common stock underlying Note Warrants and 33,500 shares of common stock issued and outstanding.
(12) Represents 31,268 shares of common stock underlying Notes and 10,000 shares of common stock underlying Note Warrants.
(13) Represents 6,254 shares of common stock underlying Notes and 2,000 shares of common stock underlying Note Warrants.
(14) Represents 272,572 September 2000 Shares and 68,143 shares of common stock underlying September 2000 Warrants.
(15) Represents 15,000 September 2000 Shares and 3,750 shares of common stock underlying September 2000 Warrants.
(16)  Represents shares of common stock underlying Series A Stock.
(17)  Represents shares of common stock underlying Employee Options.
(18)  Represents CIC Shares.
(19) Represents 200 shares of common stock issued and outstanding and 8,000 shares of common stock underlying Employee Options.
(20)  Represents shares of common stock underlying the Racon Note.
(21)  Represents Coleman Shares.
(22) Represents 648,800 shares of common stock issued and outstanding, 1,176,471 shares of common stock underlying April 1999 Warrants and 3,156,716 shares of common stock underlying convertible debentures.
(23)  Represents shares underlying April 1999 Warrants.

                             Page 4 of 4